Exhibit 10.9

Short-term Incentive Plan

2014 Plan Summary

February 18, 2014

This document is a summary of the proposed Short-term Incentive Plan and is not a formal legal document.

Introduction

SharePlus Bank (“SharePlus”) developed a short-term incentive plan to reward participants for contributing to our success.

Short-term Incentive Plan Summary 2014

SharePlus’ short-term incentive program is part of a total compensation package which includes base salary, annual incentives, long-term incentives (to come following stock plan approval) and benefits. Our annual incentive plan is designed to:

•	Recognize and reward achievement of SharePlus’ annual business goals in support of our long-term strategy;

•	Motivate / reward superior performance;

•	Provide competitive compensation that will enable us to attract and retain talent needed to grow SharePlus;

•	Ensure incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).

Participation and Eligibility

Participation in the Plan will include the CEO and senior executives and managers. Other criteria for participation include:

•	Participants are recommended by the CEO and approved by the Compensation Committee.

•	Participants must be an active employee as of the award payout date to receive an award.

•	Individuals must be employed by September 30th to be eligible to participate in the incentive plan for the performance period. Employees hired after that date must wait until the next fiscal year to be eligible for an award under the Plan.

Performance Period

The Incentive Plan operates on a calendar year schedule (January 1—December 31). Annual cash incentive awards will be paid out within the first two and half months following year end.

Incentive Targets

Each participant will have a specified target annual cash incentive award, based on his or her role at SharePlus. The target incentive is defined as a % of base salary paid, represents competitive market practice and reflects the award to be paid for meeting all performance goals/expectations.

Incentive Target Opportunity

(actual awards may range from 0%—200% of these targets depending on combination of SharePlus and Individual performance).

Short-term Incentive Plan Summary 2014

Level	(% of base salary)
CEO	30%
Tier 1	25%
Tier 2	20%
Tier 3	15%
Tier 4	10%

Incentive Plan Components and Measures

Incentives will be paid based on actual performance related to SharePlus goals and Individual Performance.

SharePlus Performance:

SharePlus performance will represent 75% of the incentive opportunity. For 2014 there will be three key bank-wide goals weighted as follows:

•	50% Overall SPBC Earnings – Net Operating Profit After Taxes—Achievement will be measured against Quarterly (10% points for each Quarter) and Full Year Targets (10% points). Targets for Q1, Q2, Q3 and Q4 are $219,000, $330,000, $534,000 and $529,000 respectively. Target for Calendar Year 2014 is $1,611,000.

•	15% Credit Quality – Target for 2014 is 1.250% npa/total assets

•	Non Performing Asset Ratio – The average of the four quarter ending NPAs/Total Assets vs. 1.25 target

•	10% Deposit Performance – Deposit Growth for Calendar Year 2014 is $16.2 million to equal $280 million at 12/31/14

•	Deposit Portfolio Growth – Year over Year % Growth vs. $16.2 million target. Average of four quarter ending YTD deposit growth $ vs Quarterly AOP Target.

There will be a 3x1 multiplier applied to performance, which will vary based on whether the performance is above or below Plan. Each goal must be at least 66% achieved for there to be a payout of that category. Below 66 % achievement, none of the component will be earned. For performance below 100% the payout will decrease on a 3x1 basis, down to the 0% payout at 66% of goal. For example, if achievement is 90% then payout will be 70%. For performance at 100%, target opportunity for the category will be earned. For performance above 100%, the payout will increase on 3x1 basis, up to a capped amount of 200%. For example if achievement is 110% payout will be 130%. If the weighted average of the three components is less than 66% achievement, then the plan will not be funded for that year.

Individual Performance:

Individual performance will represent 25% of the incentive opportunity and will be determined by 3-5 individual/department goals which are established as part of each year’s bonus plan by the employee’s supervisor or by the Compensation Committee of the Board in the case of the CEO. Individual objectives must be at least 66% achieved for there to be a payout for that particular objective. Below 66% achievement payout will be zero. The 3X multiplier will not apply to attribute performance.

Short-term Incentive Plan Summary 2014

For example, a participant with a 10% target will have 7.5% based on SharePlus performance and 2.5% based on individual performance. Actual awards will range from 0 to up to 200% for stretch/superior performance.

Below is a sample incentive scorecard. SharePlus goals will be the same for all participants while the individual performance component will vary based on role.

Performance Measures		Weight
	Earnings : Net Operating Profit After Taxes (NOPAT) compared to annual operating plan (AOP)	50%
SharePlus Goals	Asset Quality: Non Performing Asset Ratio (NPAs/Total Assets vs. AOP)	15%
	Deposit Performance: Year over Year Portfolio growth vs AOP)	10%
Individual Performance (specific goals/criteria defined for each participant)		25%

Total		100%

Bonus Category:

The performance total can be increased by 5 percentage points of a participant’s total earned incentives if the bank is recognized by the Dallas Morning News as a top 100 place to work in 2014 and the NOPAT profit target is achieved at 100% or greater.

Discretionary Pool

Discretionary payments may be made with the approval of the Compensation Committee in the event that the individual performance is not reflected by the above formulaic approach.

Payouts

After the end of the performance period (December 31st), performance will be assessed against the specific goals established at the start of the period.

Interpolation between performance at threshold, target and stretch will be calculated to encourage and reward incremental performance improvement.

Awards will be paid out as a percentage of a participant’s base salary paid to the employee through the 12-month period ending as of December 31, 2014. Base salary paid reflects the base salary actually earned during the course of the year. This allows for an automatic conversion (proration) for participants who receive salary increases or who are employed after the start of the performance period.

Awards are approved by the Compensation Committee of the Board and paid out within two and a half months following fiscal year end, less necessary tax withholding.

Short-term Incentive Plan Summary 2014

Bonus amounts must be accrued expense in the year in which the bonus is earned. If bonus expense has been accrued for a participant and they become ineligible for payment of all or a portion of a bonus (termination, resignation, performance, etc.), the unused accrual balance is reversed at the time the bonuses are paid to other participants and is not used to fund additional bonuses for existing participants.

The Bank should not commit to a specific liability to pay a minimum amount to participants. This would negate the ability of the Committee to make recommendations for adjustments and the Board’s discretion noted below.

Again, payment of the Incentives under this Plan may be adjusted at the Board’s discretion. Additionally, final performance is not determined “by the end of the taxable year” since final closing entries for the ending period is made subsequent to 12/31 as part of the closing process.

Committee Discretion

The Compensation Committee will recommend to the Board for approval any positive or negative discretion to the plan as needed to reflect business environment and market conditions that may affect the Bank’s performance and incentive plan funding as well as risk and regulatory issues. The Committee may also recommend, with the approval of the Board, to amend, modify and adjust payouts as necessary.

Short-term Incentive Plan Summary 2014

Appendix

How the Plan Works – An Illustration

The following example illustrates how a sample award might work.

Example and Explanation

Below is an example and explanation of our assumptions for this illustration:

•	At the beginning of the plan year a participant is made aware of their target incentive level as well as the performance measures and associated weightings for the performance period.

•	For this example, we assume a fictional executive making $100,000 with a target incentive award level of 20% ($20,000).

•	Following the performance period (January 2015), performance is assessed on the predefined goals.

•	The award is calculated based upon the participant’s base salary paid as of December 31, 2014. There is a 3x multiplier on the 75% weighted Bank-wide performance goals and payouts can range from 0% up to 200% of target payout based on 66% to 166% of goal. On the 25% weighted individual performance goals, payouts can range between 50% up to 200% of target.

This is an illustration to show approach and not intended to be a specific recommendation.

Performance Measures	Performance	Weight	Award	Actual Performance		($)
NOPAT - Full Year	XX	10%	$2,000	100%	100%	$2,000
NOPAT - Qtr 1	XX	10%	$2,000	100%	100%	$2,000
NOPAT - Qtr 2	XX	10%	$2,000	100%	100%	$2,000
NOPAT - Qtr 3	XX	10%	$2,000	100%	100%	$2,000
NOPAT - Qtr 4	XX	10%	$2,000	100%	100%	$2,000
NPA / Total Assets	YY	15%	$3,000	93%	79%	2,204
Deposit Growth	ZZ	10%	$2,000	110%	130%	2,600

Individual Performances	AA	25%	$5,000	Target	100%	$5,000

Total		100%	$20,000		100%	19,804

Short-term Incentive Plan Summary 2014

The final payout will be $19,804 or 99% of target. If the Bank is recognized as a Top 100 Place to Work, an additional $990 bonus amount would be added to the payout ( $19,804 x 5%) for a total of $20,794 or 104% of target.

Short-term Incentive Plan Summary 2014

Terms and Conditions

This section provides a general overview of the major terms and conditions for the Incentive Plan. This section needs to be reviewed in coordination with any current terms and/or conditions defined in any contracts/agreements.

The information represented below is subject to change and does not constitute a binding agreement.

Eligibility - Definition of the “SharePlus”

For the purposes of this incentive plan, the “SharePlus” refers to SharePlus Bank.

Participation

Senior executives will be eligible to participate in the Plan. The Compensation Committee of the Board of Directors will approve participants. New employees must be employed by September 30th of the performance period (January 1 – December 31) to be eligible for that year’s incentive.

Effective Date

This Program is effective January 1, 2014 to reflect performance period January 1, 2014 to December 31, 2014. The Plan will be reviewed annually by the SharePlus’ Compensation Committee of the Board of Directors to ensure proper alignment with the SharePlus’ business objectives. The SharePlus retains the rights as described below to amend or modify the Plan at any time during the specified period.

Plan Administration

The Plan is authorized by the Compensation Committee of the Board. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Compensation Committee will make all final determinations regarding cash compensation paid to executive officers under the Plan. Any determination by the Compensation Committee will be final and binding on all participants.

Program Changes or Discontinuance

SharePlus has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts (for example, mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement), SharePlus may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Board of Directors may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash payout within two and one half months following the end of the fiscal year (i.e., mid-March). Awards will be paid out as a percentage of a participant’s actual base salary paid as of December 31, 2014. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Short-term Incentive Plan Summary 2014

Award Levels

Awards under the Plan are based on the performance results for performance period (i.e., a given fiscal year). Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts.

New Hires, Reduced Work Schedules, Promotions, Transfers and Leave of Absence

Employees hired after September 30th will not be eligible to participate in the Incentive Plan.

Partial year participants (i.e., hired between January 1 and September 30) are prorated to reflect time worked.

Part-time employees are not eligible to participate.

If a participant changes his/her role or is promoted during the performance period, and that promotion results in a different incentive target, he/she will be eligible for the new role’s target incentive award opportunity on a pro rata basis.

In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect only the time in active status.

Termination of Employment

Participants who terminate during the performance period will not be eligible to receive an incentive award for that period. To encourage employees to remain in the employment of the SharePlus, a participant must be an active employee of the SharePlus on the date the incentive award is paid to receive an award (See exceptions for death, disability and retirement below.)

Death, Disability or Retirement

If a participant ceases to be employed by the SharePlus due to disability, his/her cash incentive award for the Plan period shall be prorated to the date of termination.

In the event of death, the SharePlus will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant during the period.

Individuals who retire will receive a cash incentive payout if they are actively employed by September 30th of the performance period.

Clawback

In the event that SharePlus Bank is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors), each executive officer shall reimburse the Bank for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the Bank’s Short-term Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term executive officer means employees who are eligible to participate in the SharePlus’ Short-term Incentive Plan. The Bank may seek to reclaim incentives within a three-year period of the incentive payout.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the SharePlus’ interpretation expressed by the Compensation Committee of the Board of Directors will be final and binding.

Short-term Incentive Plan Summary 2014

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the SharePlus, will upon termination of employment, death, or retirement, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the SharePlus, nor will the Plan interfere with the right of the SharePlus to discharge any participant at any time for any reason.

In the absence of an authorized, written employment contract, the relationship between employees and the SharePlus is one of at-will employment. The Plan does not alter the relationship.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Texas.

This plan is proprietary and confidential to SharePlus Bank and its employees and should not be shared outside the organization.